Exhibit 10.16

PRIVATE AND CONFIDENTIAL

May 26, 2022

Jim Heindlmeyer

545 3rd Street

Brooklyn, NY 11215

By email: ****@***

Re: Amended Offer of Employment

Dear Jim,

This letter amends and restates your prior letter agreement with Reservoir Media Management, Inc., dated as of April 1, 2021 (the “Prior Agreement”). Effective as of July 28, 2021 you have been serving as the Chief Financial Officer of Reservoir Media, Inc. (“Reservoir”) and you shall continue to report to the Chief Executive Officer of Reservoir (the “CEO”). You shall perform the duties which are consistent with your position and as may be reasonably assigned to you from time to time by the CEO. In addition, you shall serve as the Chief Financial Officer of any of Reservoir’s subsidiaries and affiliates, upon request of the CEO without any additional compensation.

Your employment commenced on January 24th, 2020 and your promotion to the position of Chief Financial Officer commenced on July 28, 2021. Please note that all employees at Reservoir are “at-will.” This means employment can be terminated with or without “cause” (as defined in Reservoir’s 2021 Omnibus Incentive Plan (as may be amended, supplemented or otherwise modified from time to time, the “Plan”)) and with or without notice, at any time at the option of either Reservoir or yourself. No employee or representative of Reservoir, other than the CEO, has the authority to modify your “at-will” status or otherwise enter into an agreement for employment for any specified period of time. Any such agreement must be in writing and signed by the CEO.

The initial term of this agreement shall be the three-year period commencing on April 1, 2022. At Reservoir’s option, this agreement may be extended for an additional two-year period. To exercise its option to extend, Reservoir must give written notice of such election not less than 90 days prior to the expiration of the initial term. Any such election must be in writing and signed by the CEO. For purposes of this agreement, the initial three-year period, and if exercised, the two-year extension period, shall be referred to collectively as the “Term.” As noted above and discussed below, the Term and your at-will employment under this agreement, is subject to earlier termination.

Compensation Package

Base Salary

US $350,000 per annum; provided, that on April 1, 2023 and on each subsequent anniversary during the Term, your base salary shall increase by 2.5% from your most recent base salary (or such greater amount as determined by the CEO).

Performance Bonuses	For the fiscal year beginning April 1, 2022 and each fiscal year thereafter,

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you are eligible to receive an annual target bonus equal to 50% of your then current base salary (“Performance Bonus”), subject to your continued employment with Reservoir through the last day of the fiscal year to which the Performance Bonus relates. The Performance Bonus will be determined by the CEO in his or her sole and complete discretion based on achievement of specified company revenue and Adjusted EBITDA targets established by the CEO or the Board for the applicable fiscal year. In the event Reservoir terminates your employment without cause, you will be eligible for a pro rata portion of such Performance Bonus based on the number of days you were employed with Reservoir during such fiscal year up to the date of such termination. The Performance Bonus, if successfully earned, is typically paid in the month of May following the end of the respective fiscal year.

In addition for each completed year commencing with the fiscal year ending March 31, 2023, subject to the approval of Reservoir’s Compensation Committee, you will be eligible to receive a grant of equity or equity based awards pursuant to the Plan and a related award agreement. The target amount of such award shall be equal to 50% of your base salary and may be subject to time and/or performance based vesting (including achievement of specified performance criteria as determined by the CEO or the Board).

Benefits

Health Plan

You shall be entitled to participate on a level commensurate with other employees of Reservoir in any group health benefit plans and programs as may be offered by Reservoir on a company-wide basis to its employees from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

401(k) Plan

You shall be entitled to participate on a level commensurate with other employees of Reservoir of similar level of seniority in Reservoir’s 401(k) plan, subject to and on a basis consistent with the terms, conditions and overall administration of such 401(k) plan.

ADP Transit Benefits

You shall be entitled to participate on a level commensurate with other employees of Reservoir in the ADP Transit program. This program offers commuters the ability to use pre-tax deductions to pay for their commute thus reducing their taxable income.

Reservoir shall retain the unilateral right to implement, amend, modify, or terminate any of the employee benefit plans or programs described above at any time without your consent (subject to applicable law).

Vacation/Time Off	Reservoir’s vacation year runs from January 1st to December 31st of each year. You shall be entitled to twenty (20) days of paid vacation per

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calendar year.

In addition to vacation days, all employees at Reservoir have six (6) sick-days per calendar year. Vacation time and sick days do not roll over from year to year, except with written authorization from Reservoir. Should you decide to terminate your employment with Reservoir, or should Reservoir terminate your employment without cause, vacation time accrued during the year of termination and remaining unused at the date of termination shall be paid to you with your final paycheck. No accrued and unused vacation time will be paid to you in the event of your termination for cause.

All such paid time-off entitlement is granted subject to and on a basis consistent with the terms and conditions and overall administration of Reservoir’s paid time off policies.

Business Expenses	You shall be reimbursed monthly for any reasonable out-of-pocket business expenses subject to presentation of proper documentation and in accordance with Reservoir’s expense reimbursement policy.
Business Travel

You may be required to travel periodically to Reservoir’s other offices. Any such travel will be organized and taken at the discretion of Reservoir’s COO, and in accordance with Reservoir’s travel policy.

Accrued Obligations

Upon your termination of employment for any reason (other than a termination of your employment by Reservoir for cause), you shall be entitled to receive (i) any amount of your base salary earned through the date of termination not theretofore paid, (ii) any amount arising from your participation in, or benefits under, any employee benefit plans, programs or arrangements (other than severance plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, including where applicable, any death and disability benefits, (iii) any accrued vacation or sick day pay owed to you and (iv) any accrued, but unpaid, business expenses eligible for reimbursement.

Severance

If, during the Term, Reservoir terminates your employment without cause, in addition to the accrued obligations set forth above, you shall receive continued payment of the base salary at the rate in effect at the time of your termination, payable in accordance with Reservoir’s customary payroll practices for the balance of the Term (“Severance”).

Payment of Severance is subject to and conditioned upon your execution and non-revocation of a general release of claims in a form provided to you by Reservoir which shall not include any broader restrictive covenants than

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those provided in this agreement (and the expiration of any applicable revocation period) on or prior to the sixtieth (60th) calendar day following the date of your termination of employment. Payment of the Severance shall commence on the first payroll period following the effective date of such release of claims, and the initial installment shall include a lump-sum payment of all cash amounts accrued under this section from the date of your termination of employment through the date of such initial payment. In the event such sixty (60) day period spans two calendar years, all Severance payments will be made in the second calendar year.

You agree that payment of the Severance shall cease in the event of any material breach by you of any post-employment obligation in this agreement or of any other agreement between you and Reservoir.

For avoidance of doubt, if your employment ends due to a non-renewal of this agreement, or due to death or a disability suffered by you, you shall not be entitled to the Severance.

Withholding

Reservoir shall be entitled to withhold from any amounts payable under this agreement any federal, state, local and foreign withholding and other taxes and charges that Reservoir is required to withhold.

Non-Disparagement

You shall not disparage or make any statement which might adversely affect the reputation of Reservoir, and/or its officers, employees, agents, and directors. Reservoir shall instruct its senior officers and directors not to disparage you. For the purpose of this paragraph, disparagement shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner.

Confidentiality

During the course of your employment, you will acquire “confidential information” relating to the business and affairs of Reservoir and its affiliates. It is a condition of your employment that you maintain all confidential information in the strictest confidence and agree not to disclose it to any third party, other than to your legal and financial advisors on a need-to-know basis, both during your employment and after the termination of your employment. You understand that “confidential information” means any of Reservoir’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, engineering, marketing, finances, business plans, or other business information but does not include information which is known to the public other than by your breach of your obligations. It is acknowledged and

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agreed that you shall be permitted to retain a copy of your personal contacts (whether in an electronic rolodex or otherwise.) In the event that you are required by law to disclose any confidential information, you will give Reservoir prompt advance written notice thereof and will provide Reservoir with reasonable assistance in obtaining an order to protect the confidential information from public disclosure.

Section 409A

The parties hereto acknowledge and agree that, to the extent applicable, this agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date (“Section 409A”). All amounts payable hereunder are intended to comply with or be exempt from the application of Section 409A and all provisions of this agreement shall be interpreted accordingly.  Neither party individually or in combination shall accelerate, offset or assign any amount subject to Section 409A, except in compliance therewith, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A.

Notwithstanding any provision of this agreement to the contrary, in the event that Reservoir determines that any amounts payable hereunder will be taxable currently to you under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, you and Reservoir shall cooperate in good faith to (i) adopt such amendments to this agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that shall mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this agreement, to preserve the economic benefits of this agreement, and to avoid less-favorable accounting or tax consequences for Reservoir, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this section does not create an obligation on the part of Reservoir to modify this agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall Reservoir or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A or any damages for failing to comply with Section 409A.

Notwithstanding any provision to the contrary in this agreement: (i) no Severance shall be payable pursuant to this agreement unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which you are entitled under this agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded under this agreement, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your Severance shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with Reservoir (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of your death; provided that upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid to you in a lump sum, and any remaining payments due under this agreement shall be paid as otherwise provided herein; (iii) the determination

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of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service shall be made by Reservoir in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A, your right to receive installment payments pursuant to the Severance provisions above shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.

Disclaimer

Notwithstanding anything to the contrary in this Agreement, nothing herein shall prevent you from disclosing Confidential Information or other information relating to Reservoir in confidence to a federal, state or local government official, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law. Further, you are permitted to disclose Confidential Information in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Nothing in this Agreement is intended to limit your right to communicate with government agencies, or participate in investigations conducted by them, including by providing documents or other information in connection with such investigations or other proceedings without notice to Reservoir. If you are served with a subpoena, summons or other legal process which may require you to divulge Confidential Information, unless contrary to law, you must notify Reservoir so that it may timely object if it deems it appropriate. Nothing herein is intended or shall be construed to preclude you or Reservoir from providing truthful information about your employment to any government agency or in any sworn testimony.

Assignments

Reservoir may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of Reservoir by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of Reservoir and its affiliates. You acknowledge and agree that you will execute any documents reasonably required to effectuate the foregoing. You may not assign your rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of Reservoir and you and their and your respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. In the event of your death following a termination of your employment, all unpaid amounts otherwise due to you (including Severance) shall be paid to your estate.

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Entire Agreement

This letter amends and restates the Prior Agreement. This Agreement forms the complete and exclusive statement of your agreement with Reservoir concerning the subject matter hereof. This Agreement supersedes any other representations or agreements, whether oral or written, and cannot be modified except in a writing signed by you and the CEO. By signing this Agreement, you represent and warrant that you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set forth in this letter. This Agreement and the terms of your employment are to be governed by the laws of the State of New York. If any provision contained in this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement.

If you are in agreement with the foregoing terms and conditions, please sign where indicated below and return a copy to me at your convenience.

Yours truly,

RESERVOIR MEDIA, INC.

/s/ Golnar Khosrowshahi

Golnar Khosrowshahi
CEO

Accepted and Agreed To:

/s/ Jim Heindlmeyer

Jim Heindlmeyer

DATED:

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